UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2011 (October 17, 2011)

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in charter)

Nevada	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1660 Wynkoop St., Suite 900, Denver, CO 80202
(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 17, 2011, Triangle Petroleum Corporation (the “Company”) entered into a definitive amended and restated limited liability company agreement of RockPlie Holdings, LLC, a Delaware limited liability company (“RockPile”), between RockPile, the Company, and certain other investors named therein (the “Agreement”) to form a pressure pumping company joint venture.  RockPile was formally a wholly-owned subsidiary of the Company.  Pursuant to the Agreement, the Company will retain approximately 83% of RockPile, with overall total capital commitments of $24 million.  Pursuant to the Agreement, the Company will appoint three managers to the board of managers of RockPile.

The Company will also enter into an arms-length service agreement with RockPile for RockPile to provide pressure pumping services to the Company.  DCP is also a stockholder in the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2011, the board of directors (the “Board”) of Company increased the size of its Board from five to six directors and, upon the recommendation of the nominating and corporate governance committee of the Board, elected Gus Halas, age 60, as a new director of the Company.  Mr. Halas will serve as a director of the Company until the next annual meeting of stockholders, and until his successor shall be duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Halas has been appointed to the audit committee and the compensation committee of the Board.

Mr. Halas has no direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S−K. There is no arrangement or understanding between Mr. Halas and any other person pursuant to which he was selected as a director.

The Board has determined that Dr. Halas is an “independent director,” as that term is defined by applicable corporate governance standards of the NYSE Amex LLC and by the Securities and Exchange Commission.

Mr. Halas’ compensation as a director as well as any equity awards to be granted to Mr. Halas under the Company’s 2011 Omnibus Incentive Plan will be determined by the compensation committee of the Board at such committee’s next meeting.

Mr. Halas has been chief executive officer and president of Central Garden & Pet Company since April 2011.  Mr. Halas was chief executive officer and president of T-3 Energy Services, Inc. from May 2003 to March 2009 and also served as chairman of the board of directors from March 2004 to March 2009.  From August 2001 to April 2003, Mr. Halas served as chief executive officer and president at Clore Automotive, Inc.  From January 2001 to May 2001, Mr. Halas served as chief executive officer and president at Marley Cooling Tower of United Dominion Industries Limited.  From January 1999 to August 2000, Mr. Halas served as the president at Ingersoll Dresser’s Pump Services Group. Mr. Halas has also held leadership positions at Sulzer Industries, Inc. and has been a director of Aquilex Corporation. Mr. Halas is currently a Member of the advisory board of White Deer Energy. Mr. Halas received his BS in Business Administration from Virginia Tech University.

Item 7.01	Regulation FD Disclosure.

On October 17, 2011, the Company issued a press release regarding the transaction above described in Items 1.01, the appointment of Mr. Halas described in Item 5.02 of this Form 8-K and the announcement of the spudding of the Company’s first well on October 6, 2011. A copy of this press release is attached as Exhibit 99.1 hereto. Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  The information in Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
Number	Description

99.1*	Press release issued October 17, 2011 announcing a new director, pressure pumping joint venture and spudding of initial well

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2011	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jeremy Wagers
Senior Vice President and General Counsel

Index to Exhibits

Exhibit
Number	Description

99.1*	Press release issued October 17, 2011 announcing a new director, pressure pumping joint venture and spudding of initial well

*	Furnished herewith.